EX 99.28(p)(22)

PPM HOLDINGS, INC.
PPM AMERICA, INC.
PPM FINANCE, INC.

CODE OF ETHICS AND CONDUCT

As an investment adviser, PPM America, Inc. (“PPMA”) owes its clients, and the shareholders of any mutual fund for which it is adviser or sub-adviser, the highest duty of diligence and loyalty.  Accordingly, one of the fundamental policies of PPMA is to avoid any material conflict of interest and, when a material conflict cannot be avoided, to disclose the conflict to the client fully and fairly.  In addition, PPMA seeks to conduct its business in accordance with the principles of openness, integrity, honesty and trust.  Further, PPMA values ethical conduct in all of its practices and encourages its employees to live up not only to the letter of the law, but also to the ideals of the organization.  Also, the Securities and Exchange Commission (the “SEC”) has adopted Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”),  requiring investment advisers to adopt codes of ethics setting forth standards of conduct expected of their advisory personnel and addressing conflicts that arise from personal trading by advisory personnel.  Accordingly, in addition to a variety of other policies and procedures (including applicable policies and procedures of PPMA’s ultimate parent company Prudential plc (“UK Parent”)) and in furtherance of these fundamental policies, this Code of Ethics and Conduct (“Code”) has been adopted by PPMA, by PPMA’s immediate parent company, PPM Holdings, Inc. and by PPMA’s affiliated company, PPM Finance, Inc.  PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as “PPM.”

PPM has adopted a separate Code of Ethics for Certain Employees of Jackson National Life Insurance Company (“Code for JNL Covered Persons”).  This PPM Code does not apply to employees of Jackson National Life Insurance Company who are “Covered Persons” under the Code for JNL Covered Persons.

This Code applies to each employee of PPM, including all executive officers and directors of PPMA, PPM Holdings or PPM Finance, as well as to any temporary employee or independent contractor of PPM as determined by Compliance, and to other persons deemed appropriate to be covered under this Code as determined by the Chief Compliance Officer, including (a) certain employees of Jackson National Life Insurance Company who have (i) access to pre-trade or current PPM trading information, or portions of PPM’s Chicago office or computer systems containing such information, or (ii) director or officer responsibilities for PPM or certain related PPM entities, and (b) other individuals, including individuals otherwise unaffiliated with PPM who work in or adjacent to PPM’s Chicago office and have access to PPM trading information (each referred to collectively in the Code as an “Employee”).

As noted further below, this Code applies to securities and accounts in which an Employee has a “beneficial interest” including, but not limited to, accounts of the Employee, members of their household, and any other account where the Employee either has a direct or indirect financial interest or exercises control or influence.  See Section II.A.2 and Appendix A for more detail.

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This Code contains references to the “Chief Compliance Officer.”  References to the Chief Compliance Officer mean the Chief Compliance Officer of PPMA, or a person designated by the Chief Compliance Officer to assume responsibility for a particular function (for example, to monitor Personal Securities Transactions (as that term is defined in Section II.A), or to consider requests for pre-clearance of transactions or during a period of time (for example, during an absence of the Chief Compliance Officer).  “Compliance” as used herein refers to such person or persons designated by the Chief Compliance Officer from time to time.

Throughout this Code, you will see references to the PTA System (“PTA”).  PTA is an electronic personal securities trading compliance system that is available on PPM’s intranet.  PPM has adopted PTA to perform automatically a variety of compliance functions required by the Code and SEC regulations.  Each Employee subject to this Code who effects personal trades must be familiar with how PTA works.  If at any time PTA is not functioning correctly, you may not effect a personal trade until the problem has been addressed, or you have contacted Compliance for further instructions.  An Employee may use PTA through a computer link-up outside of the office.  If you are required to obtain pre-approval of a trade (as discussed below) and do not have access to PTA outside the office, you must contact Compliance for instructions.

Each Employee should consult with Compliance or with PPMA’s General Counsel regarding any question about the Code or other issues relating to PPM’s fiduciary obligations to its clients before taking any action.

Please also remember that PPM has developed the Policy and Procedures Regarding Inside Information and Chinese Walls (“Inside Information Policy”), and has also adopted the Policy and Procedures for Certain JNL Covered Persons Regarding Inside Information and Chinese Walls.  Please refer to the Inside Information Policy as appropriate. In addition, PPM has also adopted a number of other policies and procedures relating to potential conflicts of interest which are contained in the PPM Compliance Manual, available to all employees on the PPM Intranet.  Compliance will circulate to applicable Employees updates to such policies and procedures when available for review and certification.  Each Employee should review the policies and procedures contained in the PPM Compliance Manual carefully to fulfill their responsibilities thereunder.

I.           GENERAL FIDUCIARY STANDARDS

A.           Fair Dealing.  Each Employee shall act in a manner consistent with the obligation of PPM and each person covered by the Code to deal fairly with all clients when taking investment action.  Any investment idea developed by an Employee in the course of the Employee’s work for PPM shall be made available for use by PPM’s clients prior to any personal trading or investment by any Employee based on those ideas, including trading or investment by an Employee directly or indirectly.

B.           Personal Securities Transactions.  No Employee may purchase or sell any security in which the Employee has, or by reason of such transaction acquires, a direct or indirect Beneficial Interest (as defined in Section II.A.2), except in accordance with this Code.  See Section II.A. for a list of the specific transactions covered by this Code and Appendix A for examples of situations in which an Employee will be deemed to have a Beneficial Interest in a

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security for purposes of the Code.  Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

C.           Gifts, Favors and Gratuities; Political Contributions.  An Employee may not give or accept any gift, favor, gratuity or invitation to or from any broker, client, approved company (i.e., a company whose securities are held by a PPM client), supplier, or other person or organization with whom PPM has a business relationship, that creates a conflict between the Employee’s personal financial interest and the interests of PPM’s clients.  PPM seeks to avoid any conflict of interest through the giving or receipt of gift items from, or entertainment by, companies with which the firm does business.   Additionally, PPM’s UK Parent and certain affiliates for which PPM manages investments have compliance obligations applicable to PPM to record gifts from outside organizations.  Accordingly, in furtherance of these fundamental policies, PPM has adopted a Gift and Business Entertainment Policy as well as guidelines and procedures (the “Procedures”) for the implementation of such policy.  In summary, no Employee may (a) accept “Business Related Gifts” (as defined in the Procedures) of more than $100 in aggregate value in a year from any “Business Partner” (as defined in the Procedures) or (b) give Business Related Gifts of more than a $100 aggregate value in a year to any Business Partner.  In addition, all Business Related Gifts given, received or rejected must be reported in accordance with the Procedures.    Further, charitable gifts made by either PPM or an Employee at the request or solicitation of a Business Partner may be deemed to be Business Related Gifts as contemplated by the Procedures.  “Business Entertainment” (as defined in the Procedures) is considered to be a customary business practice and is acceptable under the Policy provided it is reasonable under the circumstances and meets the criteria set forth in the Procedures.  Generally, Business Entertainment must have a business purpose, the Business Partner must be present at the event, and the entertainment must be reasonable and appropriate and not so lavish, extravagant, unique or frequent as to raise a question of propriety.  Business Entertainment with a market value exceeding $300 must be reported.  Additional prohibitions, restrictions or policies relating to the receipt of gifts or business entertainment may be established from time to time at the request of a client or an affiliate of PPM.  Please refer to the PPM America, Inc. Gift and Business Entertainment Policy and the related Procedures for additional information.

In addition, PPM has adopted a Policy Relating to Certain Political Contributions and Payments (the “Political Contributions Policy”), which is applicable to certain Employees as identified by the Chief Compliance Officer or their designee.  In summary and as further defined in the Political Contributions Policy, PPM is prohibited from providing investment advisory services for compensation to a “Government Entity” within two years after a “Contribution” to an “Official” of the Government Entity is made by PPM or any “Covered Associate” of PPM (including a person who becomes a Covered Associate within two years after the Contribution is made).  Please refer to the Political Contributions Policy for additional information.

D.           Confidentiality.  Employees may gain access to confidential information including, but not limited to information concerning (i) client portfolios or activities, (ii)  the business, operations, plans, finances, employees, and assets of PPM or (iii) other information that is not generally known outside of PPM and/or its affiliates and other related entities (“Confidential Information”). Confidential Information, regardless of whether such information is marked “confidential” and in whatever format it may be embodied, shall be kept confidential and not disclosed, used, copied or removed from PPM premises, except as necessary

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to perform the duties of the job or as specifically directed by PPMA’s President, Chief Operating Officer or General Counsel. This obligation to maintain the confidentiality of clients’ and PPM’s Confidential Information applies both during and after employment with PPM. Except as otherwise agreed in writing, Employees must return all copies of Confidential Information to PPM if the employee leaves the employ of PPM. Any Employee who improperly uses or discloses any Confidential Information may be subject to disciplinary and/or legal action.

The paragraph above does not apply to (i) information that is publicly available or becomes publicly available, provided that such public availability does not result from an Employee’s misappropriation of such information or an Employee obtaining such information by improper means or from acts or omissions of another person that he or she  knows, or should have reason to know, misappropriated such information or utilized improper means to acquire it or acquired it under circumstances giving rise to a duty to maintain its secrecy or limit its use or (ii) information that is required by applicable law to be disclosed, but then, only to the extent disclosure is required and after giving each of PPMA’s General Counsel and Chief Operating Officer timely notice of such obligation.

E.           Service as a Director.  No Employee shall serve on the board of directors (or equivalent) of any for-profit company or charitable organization, except in accordance with the Compliance Procedures for Employees to Serve on the Board of Directors, a copy of which is attached as Appendix D.  Further, board service increases the likelihood of becoming aware of material, non-public information, particularly in the case of any company with a class of publicly held securities.  Board service may also expose PPM and/or the individual to potential liability.  Please also refer to PPM’s Inside Information Policy.

F.           Exemptions from the Code’s Provisions.  The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee and PPM’s clients, not to impose undue financial burdens on persons subject to the Code.  For that reason, Compliance has the authority to grant an exemption from any provision of this Code (except the provisions requiring (i) reporting of Personal Securities Transactions and (ii) pre-approval of acquisitions of securities in private placements) if, in the judgment of Compliance, (a) compliance with the provision of the Code would result in financial hardship to the Employee or (b) the proposed conduct involves no material opportunity for abuse and, in each case, the requested exemption would not result in any breach by PPM of its duties to its clients.  Exemption of a proposed transaction from the Code is expected to be granted rarely.  Requests for an exemption from the Code must be submitted in writing using the form attached as Appendix E, or to the extent permitted by Compliance, via PTA.

II.        TRANSACTIONS COVERED BY THE CODE AND EXEMPT TRANSACTIONS

This Code regulates Personal Securities Transactions as a part of the effort by PPM to detect and prevent conduct that might create an actual or potential conflict of interest with a client.  The Code flatly prohibits certain transactions and establishes reporting requirements for all Personal Securities Transactions, except those listed in Section II.B.

A.           Personal Securities Transactions.  A “Personal Securities Transaction” is a transaction in a security by or for the benefit of an Employee who is subject to the Code,

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including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.

1.
“Security.”  Security is defined very broadly for purposes of the Code.  It means any note, stock, bond, debenture, investment contract or limited partnership interest and includes any right to acquire any security (i.e., options, warrants, and futures contracts) and investments in investment funds, hedge funds and investment clubs.

2.
“Beneficial Interest.”  An employee has a Beneficial Interest in a security in which he or she has a direct or indirect opportunity to profit or share in any profit derived from the transaction in the security and includes transactions in:

•	the personal account of an Employee,

•	the account of any relative of the Employee living in the Employee’s home,

•	any other account in which the Employee has a direct or indirect financial or “beneficial” ownership interest, and

•	in any account (other than an account for a PPMA client) controlled by or under the influence of the Employee.

As required by the SEC, Beneficial Interest is defined broadly1; see Appendix A to the Code for specific examples of ownership arrangements where an Employee will be deemed to have a Beneficial Interest in a security.  Having a Beneficial Interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

Any report required by the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security listed on the report.

If you have any question about whether a transaction is covered by the Code, contact Compliance before taking any action.

B.           Exempt Transactions.  The following transactions are “Exempt Transactions” for purposes of this Code; therefore, the pre-approval, blackout and reporting provisions of the Code do not apply:

1.	purchases or sales of securities effected in any account over which an Employee has no direct or indirect influence or control (e.g., transactions effected for an Employee

1 Rule 204A-1 under the Advisers Act defines “beneficial interest” for purposes of investment advisers’ codes of ethics as follows:

“Beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder.

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by a trustee of a blind trust) or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee, over which the Employee does not exercise influence or control, and for which the Employee is neither consulted nor advised of purchase or sale transactions before trades are executed;

2.
purchases of securities by exercising rights that were issued by an issuer pro rata to all holders of a class of securities, but only if the Employee acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of such rights so acquired;

3.	securities transactions involving shares of registered open-end mutual funds, except for the following, which are subject to the reporting provisions of the Code:

•	Securities issued by exchange-traded funds (“ETFs”) organized as open-end mutual funds;

➢
Note:  Except as set forth in Section II.B.5 below, transactions in shares of closed-end investment companies (including for example, common shares of closed-end funds listed for trading on a stock exchange) and UIT s are not exempt transactions and are subject to the pre-approval, blackout and reporting provisions of the Code; and

•
Those funds, if any, for which PPMA or any control affiliate2 serves as investment adviser or principal underwriter) (“Reportable Funds”).  For purposes of this section, transactions in open-end mutual funds advised or underwritten by PPM or any affiliate, including Jackson National Asset Management, LLC (“JNAM”), M&G Investment Management Ltd. (“M&G”), or Curian Capital LLC (“Curian”) are Reportable Funds and are not deemed to be Exempt Transactions;

➢
For purposes of clarity, while you do not need to seek pre-approval from Compliance for trades in Reportable Funds (JNAM, M&G or Curian mutual funds), those trades must be reported to Compliance.  As a practical matter, if these funds are held in the Company’s 401(K) Plan (or represented by interests in the Company’s Management Deferred Income Plan), Compliance will receive reporting in response to this requirement directly from the Administrator of the Plan(s).  Other accounts holding these funds, if any, should be included on an Employee’s annual reporting (see Section III.C.1.a below).

2 Rule 204A-1(e)(9)(ii) includes, in the definition of a Reportable Fund, “any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.” Accordingly, while the Rule treats mutual fund transactions generally as exempt from the requirements of a code of ethics, mutual funds advised or underwritten by affiliates of an adviser may not be exempted for the adviser’s code.  Accordingly, while the Rule does not require trades in affiliated mutual funds such as those advised or underwritten by Jackson, M&G or Curian to be subject to pre-approval, the Rule requires PPMA to maintain records of transactions and holdings.

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Please contact Compliance with any questions regarding these matters.

4.	securities transactions involving direct obligations of the government of the United States (i.e., Cash Management Bills, Treasury Bills, Treasury Notes, Treasury Bonds and STRIPS);

5.
securities transactions involving bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements, auction rate or remarketed preferred shares of closed-end exchange traded funds;

6.	securities transactions involving shares issued by money market funds;

7.	securities transactions involving units issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

8.
the acquisition of securities through an issuer’s dividend reinvestment plan (“DRP”) is exempt from the pre-approval and blackout window provisions of the Code; except that (i) purchases of securities acquired through a DRP must be reported, and (ii) sales of securities acquired in a DRP must be pre-approved and are subject to the blackout and reporting requirements.

III.           PERSONAL INVESTMENT RULES

A.           Prohibited Transactions.  The following transactions are prohibited:

1.
Front-Running. No Employee shall engage in “front-running” an order or recommendation.  Front-running consists of executing a Personal Securities Transaction in the same or an underlying Security, based on the knowledge of a forthcoming transaction or recommendation for purchase or sale by PPM for an account of a client.

2.	Securities on Restricted Lists; Inside Information Policy. No Employee may purchase or sell any security to the extent prohibited by the Inside Information Policy, including:

a.	any security on the Firm Wide Restricted List;

b.	for Employees designated in the Inside Information Policy as members of the Private Investment and Access Groups, any security on the Private Restricted List and Credit Analysis Restricted List;

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c.	for Employees designated in the Inside Information Policy as members of the Debt Restructuring and Debt Restructuring Information Access Groups, any security on the Debt Restructuring Restricted List;

d.	for Employees designated in the Inside Information Policy as members of the Credit Analysis Group, any security on the Credit Analysis Restricted List; and

e.	any Employee designated pursuant to the Inside Information Policy as subject to any other restricted list, including temporary restricted lists, which may be created from time to time by Compliance.

See the Inside Information Policy for more information and definitions.

PPMA also maintains a JNL Covered Persons Private Restricted List and a JNL Covered Persons Debt Restructuring Restricted List, each of which restrict the trading of JNL Covered Persons.

3.
Blackout Period for Client Transactions.  No Employee may purchase or sell any security which: (a) is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client), (b) has been purchased or sold by a client during any of the prior seven calendar days, or (c) is being planned for purchase or sale on any client’s behalf during any of the next seven days.  Notwithstanding the prohibition in the preceding paragraph, no blackout period will apply to Exempt Transactions, as defined in Section II.B. of the Code, or to any transaction in a security which is being purchased or sold, has been purchased or sold, or is being planned for purchase or sale, on behalf of a PPMA client exclusively by a foreign affiliate of or subadviser to PPMA.  Additionally, purchases or sales of securities executed during the blackout period that would otherwise be prohibited by the Code, will not be deemed as a violation of the Code if Compliance subsequently determines that at the time of the transaction the Employee had no knowledge of (c) above.

•
De Minimis Trades.  Pre-approval requests for personal trades not exceeding 500 shares or $10,000 in large-capitalization securities (securities with over $10 billion in market capitalization) that would normally be restricted may be approved by Compliance.

4.
Pre-Approval of Personal Securities Transactions. Except as noted below, no Employee may initiate, recommend, or in any other way participate in a Personal Securities Transaction in securities  unless that transaction has been pre-approved as described in III.B. below (except that pre-approval is not required for Exempt Transactions or Reportable Funds, as defined in Section II.B. above).

Notwithstanding the foregoing, Compliance may designate, from time to time, certain employees of JNL who work in PPM’s Chicago office who shall be exempt from the pre-approval requirements of this Code.  However, Personal Securities Transactions for such Employees will be subject to review by Compliance in connection with regular required reporting of all securities trades.

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5.
Initial Public Offerings. No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering (“IPO”) of that security.   For purposes of the Code, IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

6.	Private Placements. No Employee may purchase any security in a private placement without the prior written approval of the Chief Compliance Officer.

7.	Short Sales. No Employee may sell short any security of an issuer held in any PPMA client account.

8.
Dealing with Clients.  No Employee may sell or purchase any security to or from a client portfolio for that Employee’s account, for any account in which the Employee has or would have a Beneficial Interest, or for any account directly or indirectly controlled by or under the influence of the Employee.

9.
Exceptions.  Exceptions to the personal investment rules may be considered on a case-by-case basis by Compliance and will only be granted if the proposed conduct involves negligible opportunity for abuse.  Exception requests must be made in writing to the Chief Compliance Officer on the form attached as Appendix E, or to the extent permitted by Compliance, via PTA.

B.           Procedures for Pre-Approval of Personal Securities Transactions.

1.
Transactions for which Pre-Approval is Required.  Except for Exempt Transactions (as defined in Section II.B. above), each Employee (except those JNL employees designated by the Chief Compliance Officer pursuant to Section III.A.4 above) must input each proposed personal securities trade into PTA, populate each field required by that system and receive its authorization to initiate, recommend, or in any other way participate in a Personal Securities Transaction of any kind (including purchases, sales, exercises and exchanges).  In responding to each PTA question, an Employee must respond fully, and must accurately disclose any relationship between the security proposed to be purchased and any security held or planned to be acquired by any PPM client (for example, the security proposed to be purchased has been made available because of purchases of the same or related securities by PPM clients).  If PTA does not accept the CUSIP or other identifying marker for the security (e.g., transactions in a limited partnership), the Employee must seek written pre-approval from Compliance to execute that trade.  In addition, if PTA does not process your pre-approval request, you must contact Compliance for instructions before executing your personal trade.

2.	Securities Exempt from the Pre-Approval Requirements.

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a.	“Exempt Transactions” and “Reportable Funds” as set forth in Section II above;

b.	listed index options and index futures;

c.	ETFs including, but not limited to, shares of SPDRs, WEBs, DIAMONDs or QQQs, depositary receipts of HOLDRs, and securities issued by similar index- or sector-based entities;

d.
participation in and acquisition of securities through an issuer’s automatic investment, dividend reinvestment or other direct purchase plan (“DPP”), although changes in participation levels and sales of securities acquired in a DPP must be pre-approved;

e.	any acquisition or disposition of securities that is non-volitional on the part of the Employee, including:

▪
purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is effected based on the terms of the option and without action by the covered person (but not the writing of the option, which must be pre-approved); and

▪
acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

f.	sales as a result of an odd-lot tender offer (all other sales in connection with a tender offer must be pre-approved); and

g.	purchases or sales of municipal securities.

3.	Approval of a Personal Trading Request. PTA generally will approve a Personal Securities Transaction if:

a.	the transaction is not prohibited by the Code;

b.	the transaction does not violate PPM’s Inside Information Policy; and

c.	the transaction does not violate any other rules established in PTA by Compliance from time to time.

4.
Executing a Pre-Approved Transaction.  PTA pre-approval of a securities transaction is effective for the same business day on which the approval is granted.3  If an Employee becomes aware of a significant change in the

3Accordingly, approval for limit orders must be renewed every business day until the order is filled or withdrawn.

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circumstances on which PTA approval was based before the transaction is executed, the Employee shall be required to seek re-approval through PTA.

5.
Effect of Pre-Approval. The approval of any Personal Securities Transaction does not relieve an Employee of that Employee’s responsibilities under the federal securities laws, including those relating to insider trading, or PPM’s policies, including this Code.

C.           Reports of Personal Investments and Transactions.

1.
Initial and Annual Account and Holdings Report.  Upon entering employment with PPM and annually thereafter, every Employee must submit to Compliance the information contained in the Personal Securities Accounts and Holdings Report (“Personal Securities Report”) (a copy of which is attached as Appendix B) either in hard copy or, to the extent permitted by Compliance, through the electronic certification process contained in PTA with respect to every security and securities account in which the Employee has or expects to have a Beneficial Interest and every account (other than an account for a PPM client) for which he or she exercises influence or control over investment decisions.

a.
Securities Accounts. As to securities accounts, the Personal Securities Report requires the Employee to identify the brokerage firm or other entity at which each such account is maintained, the title of the account, the account number, and the name and address of the brokerage firm or other entity.

When an Employee opens a new securities account, closes an existing account, or no longer has influence or control over an account, the Employee shall promptly notify Compliance of such change via the ‘Accounts’ menu in PTA.

b.
Securities Holdings.  As to securities holdings, the Personal Securities Report requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Employee’s interest in the security, and the brokerage firm where it is held.  An Employee need not enter into the Personal Securities Report the types of securities purchased or sold in a transaction listed as an Exempt Transaction in Section II.B.  Securities holdings may be reported through account statements provided to Compliance pursuant to Section III.C.3 below.

c.	Timing of Reports.

i.
Initial Report.  The initial Personal Securities Report must be provided to Compliance within 10 business days after an Employee’s commencement of employment with PPM, reporting the Employee’s securities accounts and holdings as of the date of employment.

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ii.
Annual Report. An annual Personal Securities Report shall be provided to Compliance reporting each Employee’s securities accounts and holdings as of December 31 of the prior year.  The annual Personal Securities Report must be submitted no later than February 14th of the current year (45 days after December 31).  Each Employee is required to check his or her annual Personal Securities Account Report provided by Compliance and either confirm its accuracy or, to the extent that securities accounts that are required to be disclosed in such report are not reflected or the report is otherwise inaccurate, report such securities accounts or corrections (i) on a hard copy of Personal Securities Report attached hereto as Appendix B or (ii) to the extent permitted by Compliance, via PTA.  In addition, to the extent that account statements containing applicable securities information have not been received by Compliance, the Employee shall provide copies of such statements or report such securities holdings on the Personal Securities Report or as otherwise permitted in writing by Compliance.

2.
Confirmations and Statements. Each Employee is responsible for arranging to have confirmations and account statements for each account listed by the Employee in the Employee’s Personal Securities Report sent by the broker or other entity holding the account to Compliance.

3.
Transaction Reporting.  Each Employee shall report all completed Personal Securities Transactions to Compliance within 30 days following the end of the quarter in which the transaction was completed.  In most cases, an Employee’s reporting obligations will be satisfied by the confirmations and statements the Employee causes to be delivered to Compliance.  However, any transaction or any new account which, for any reason, is not included in the confirmations and account statements being provided to Compliance shall be reported by the Employee.

Quarterly transaction reports, if provided by the Employee and not the Employee’s broker-dealer, shall include the following information for each transaction:

•	the date of the transaction;

•	title, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

•	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	the price at which the transaction was effected;

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•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the report is submitted.

In addition, when an Employee opens a new securities account, closes an existing account, or no longer has influence or control over an account, and this information is not included in a brokerage statement, the Employee shall submit a quarterly report that discloses such change and includes:

•	the name of the broker, dealer or bank with whom the account was established or terminated; and

•	the date the account was established or terminated.

4.
Reports of Compliance Officers and General Counsel.  Reports relating to the Personal Securities Transactions of each Compliance Officer other than the Chief Compliance Officer or General Counsel shall be delivered to the Chief Compliance Officer, the General Counsel or to a designated Compliance Officer other than such Compliance Officer.  Reports relating to the Personal Securities Transactions of the General Counsel of PPMA shall be delivered to the Chief Compliance Officer, if the General Counsel is not then the Chief Compliance Officer, or to a designated Compliance Officer.  Reports relating to the Personal Securities Transactions of the Chief Compliance Officer shall be delivered to a designated Compliance Officer.

5.
Reports may be in any form.  Reports filed by an Employee pursuant to this Code may be in any form that includes all of the information required (including copies of confirmations and account statements).

An Employee will be deemed to have satisfied the reporting requirement and is not required to file a quarterly report of any transaction executed through brokerage or other accounts for those accounts that: (i) have been previously identified to Compliance, and (ii) for which duplicate confirmations or account statements showing all transactions are delivered to Compliance.

D.           Reports of Violations of the Code, Laws and Rules, and PPM Policies.

1.
Responsibility to Report Violations and Suspected Violations of the Code. In accordance with the Code and other policies and procedures established by PPM and its UK Parent or Jackson including, but not limited to, the UK Parent Code of Business Conduct and other policies and procedures contained in the UK Parent Group Governance Manual, each Employee is responsible for reporting, promptly upon discovery, any evidence of an actual violation, or, to the extent reasonably believed by such Employee, any suspected material violation of the Code or of applicable law.  Such reporting must be made to the Employee’s supervisor and to Compliance, and, as appropriate, reporting may be made, pursuant to the UK

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Parent Fraud Policy and Anti-Bribery Policy, by using the Confidential Reporting Line.

2.	Types of Reporting. Violations which may be subject to reporting include, but are not limited to, the following:

•	Material violations of the provisions of the Code;

•	Material violations of any policy or procedure adopted by or applicable to PPM;

•	Material noncompliance with applicable laws, rules and regulations;

•	Fraud or illegal acts involving any aspect of PPM’s business;

•	Material misstatements in regulatory filings, internal books and records, client records or reports; and

•	Material deviations from required controls established in procedures that safeguard clients and PPM.

IV.           ADMINISTRATION OF THE CODE

A.           Communications.

1.
Initial Communication and Certification. Upon commencement of employment, each Employee is provided with a copy of the Code.  At that time, each Employee also is scheduled to discuss the Code with Compliance.  Each Employee is required to acknowledge his or her understanding of the Code’s prohibitions and requirements by signing a Compliance Certificate in the form attached to this code as Appendix C, or to the extent permitted by Compliance, via PTA.

2.
Annual and Periodic Certification.  Each year PPM will recirculate or otherwise republish the Code to its Employees and each Employee is required to provide written affirmation that they have read and understand the Code and that the Employee will comply with the Code.  In addition, PPM will circulate any amendments to the Code and each Employee is required to provide similar affirmation.  Affirmations shall be made (i) on the Compliance Certificate in form attached as Appendix C hereto or (ii) to the extent permitted by Compliance, via PPMA’s email system or PTA.

3.	Questions. Persons subject to the Code are encouraged to direct any questions that may arise concerning the Code to Compliance or to PPMA’s General Counsel.

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B.           Review of Personal Securities Transactions.

1.
Review of Confirmations.  PTA matches duplicate trade confirmations that it has received electronically or which have been entered into it manually, with all the pre-approval entries, to test whether all executed trades received prior PTA authorization, if required.

If PTA indicates that a securities transaction was effected which was required to be pre-approved, but for which no authorization or other prior written approval was obtained or which was executed after approval expired, Compliance shall discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and shall make a written record of the matter.  A copy of that record shall be retained in the Central Compliance Files.  This action does not preclude any other sanction for violation of the Code.

2.
Monthly Review. On a monthly basis, Compliance shall review each Employee’s Personal Securities Transactions, use of PTA, confirmations, and other account documentation to look for indications of improper Personal Securities Transactions.  Compliance shall discuss any questionable transactions with the Employee who effected the trade and make such other inquiries as Compliance in its discretion deems appropriate.  Compliance shall make a written record of any determination made and the reasons underlying that determination and report to the Chief Compliance Officer on a monthly basis.

C.           Recordkeeping.  Compliance shall maintain the records listed below (unless otherwise indicated) for a period of five years, for the first two years at PPM’s principal place of business in an easily accessible place:

1.	List of Persons Covered by the Code. A list of all Employees, which shall constitute a list of all persons subject to the Code during the period.

2.
Compliance Certificates. A record of each certification by all Employees acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Employees subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.  Such certifications shall be maintained for each Employee for five years following the last date they were subject to the Code.

3.	Codes. A copy of each code of ethics that has been in effect at any time during the period.

4.
Reports. A copy of each Personal Securities Report, PTA record, confirmation and monthly statement submitted by an Employee and a record of any known violation and action taken as a result thereof during the period.

5.	Private Placement Approval. A copy of each record evidencing prior approval of, and the rationale supporting, an acquisition by an Employee of securities in a private placement.

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6.
Exception Requests. A copy of each exception request submitted on the form attached as Appendix E, or to the extent permitted by Compliance, via PTA, and a copy of each record evidencing approval of, and the rationale supporting any exception granted during the period.

D.           Annual Review of Procedures.  The Code shall be reviewed by PPM’s management at least annually to assess its effectiveness, in conjunction with PPM’s other policies and procedures, in preventing improper and illegal personal securities trading by Employees.

E.           Review by Funds’ Boards.   To the extent that PPMA serves as an investment adviser or sub-adviser to an investment company registered with the SEC under the Investment Company Act of 1940, as amended, Compliance and an appropriate officer of any such investment company (who may be an officer or employee of PPMA) shall prepare an Annual Report to the board of such investment company that:

1.	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.
describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

3.	certifies to the board that the investment company has adopted procedures reasonably necessary to prevent its investment persons and access persons from violating the Code; and

4.	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

V.           CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

If the Chief Compliance Officer determines that a material violation of any of the provisions of this Code has occurred, the Chief Compliance Officer shall report that determination to the President of PPMA (or, if the violation of the Code is believed to involve the President, to the Chief Executive Officer of the UK Parent’s North American businesses or other appropriate executive officers of PPM’s corporate parent).  Compliance shall discuss the matter with the Employee.  If the President of PPMA or other executive agrees with the determination of the Chief Compliance Officer, the Chief Compliance Officer shall report any material violations to the Board of Directors of PPMA and/or to the board of any mutual fund of which PPMA is investment adviser or sub-adviser.  PPMA’s Board of Directors may impose such sanctions against the Employee as it deems appropriate under the circumstances.  Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

Violations of this Code may also violate the federal securities laws.  Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions,

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include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

Compliance may report conduct believed to violate the law or regulations applicable to PPMA or the Employee to the appropriate regulatory authorities.

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A-1	Appendix A

EXAMPLES OF BENEFICIAL OWNERSHIP

You will be deemed to have a Beneficial Interest in a security for purposes of the Code in the circumstances listed below.

1.           Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

2.           Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

3.           Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

4.           Securities held in the name of any relative of you or your spouse (including an adult child) who is presently sharing your home - even if the securities were not received from you and the income from the securities is not actually used to maintain your household;

5.           Securities held in the name of any person other than you and those listed in paragraphs (3) and (4), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

6.           Securities held by a pledgee for your account;

7.           Securities held by a trust in which you have an interest.  A remainder interest confers beneficial ownership only if you have power to exercise or share investment control over the trust;

8.           Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust;

9.           Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

10.           Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

11.           Securities held by a personal holding company controlled by you alone or jointly with others;

12.           Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (4), above), if you can vest or revest title in yourself; and

13.           Securities held by an investment club in which you are a member; and

14.           Securities held by others, where you make investment or voting decisions for the account.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of this Code.  If you have a question or are in doubt about whether you would be considered to have a Beneficial Interest in any account, you should contact Compliance.

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B-1	Appendix B

PERSONAL SECURITIES ACCOUNTS AND HOLDINGS REPORT

In accordance with PPM’s Code of Ethics and Conduct (the “Code”), please provide a list of all of your securities accounts and securities holdings in which you have a Beneficial Interest and sign the form on page B-2 certifying the information that you are reporting.  To the extent permitted by Compliance, you may report this information through the PTA system.

This list must be current as of (a) in the case of initial reports, the date you become an Employee and (b) in the case of annual reports, as of December 31 of the year ended prior to submission of the report.  Annual reports must be submitted to the Compliance Department no later than February 14 of each year.  More detailed instructions are set forth below.   In addition, during the course of the year, if you open a new account or otherwise obtain a Beneficial Interest in a securities account, the Code requires that you report that new account to Compliance.  If you have any question as to whether a security account or holding should be reported on this Report, you should consult with Compliance.

 Please provide a list identifying all securities accounts in which you have a Beneficial Interest.  See Appendix A to the Code for examples of situations in which you will be deemed to have a Beneficial Interest in a security.

NAME OF ACCOUNT	Account Number	Name and Address of Brokerage Firm

NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

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B-2	Appendix B

2.           Please provide a list of all securities in which you have a Beneficial Interest.  See Appendix A to the Code for examples of situations in which you will be deemed to have a Beneficial Interest in a security.  You need not include securities indicated in Section II.B. of the Code.  If you do not have any securities holdings to report, write NONE.  Instead of listing your securities holdings on this form, you may provide Compliance copies of the most recent statements of each of the accounts listed above; however, you must submit the certification below along with your account statements.

NAME OF SECURITY	Type of Security1	Exchange Ticker Symbol or CUSIP2	Number of Shares or Principal2 Amount	Brokerage Firm Where Held

NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE, AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.

Date	Signature

1 Insert the following symbol as pertinent to indicate the type of security held:  C-common stock, P-preferred stock, O-option, W-warrant, D-debt security, and X-other.

2 For Debt Securities

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-C- 1-	Appendix C

PPM AMERICA, INC.

COMPLIANCE CERTIFICATE

Name (print or type)

This is to certify that the attached Code of Ethics and Conduct (“Code”) was distributed on _____________________, 2013.  I have read and understand the Code.   I certify that I will comply with these policies and procedures during the course of my employment and that, since my last Compliance Certification (if any), I have complied with the Code.  Moreover, I agree to promptly report to Compliance any violation or possible violation of these policies and procedures.  I UNDERSTAND THAT VIOLATION OF THE CODE SHALL BE GROUNDS FOR DISCIPLINARY ACTION OR DISMISSAL AND MAY ALSO BE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.

Date	Signature

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-D- 1-	Appendix D

Compliance Procedures for Employees to Serve on the Board of Directors of
a Public or Private Company

For an Employee (as such term is defined under the Code of Ethics and Conduct for PPM Holdings, Inc., PPM America, Inc. and PPM Finance, Inc., as amended from time to time (the “Code”)) to serve as a Director to, or holding a similar position with, any company (“Company”), the following procedures must be complied with (note: capitalized terms not otherwise defined in this Appendix have the meanings ascribed to them in the Code).

PUBLIC COMPANIES

1.
The Employee must receive the prior written approval from Compliance before he/she can serve on the board of directors of a company that issues publicly-traded securities, whether equity or debt, or a private company that to the actual knowledge of the Employee, is likely to be going public within the next three months (collectively, “Public Companies”), pursuant to the following process:

A.	The Employee must complete the form attached as Exhibit A to this Appendix D, and submit the completed form to Compliance for review and recommendations;

B.	Following its review, Compliance shall forward the request by email to members of the Management Committee of PPM for review and comment;

C.
The request, recommendations from Compliance and responses from the Management Committee of PPM will then be reviewed and discussed via email, at an in-person or telephone meeting of the Conflicts Committee of PPM for final consideration.

i.
In the event that a member of the Conflicts Committee has requested a directorship pursuant to these Procedures, such member of the Conflicts Committee shall not participate in the deliberations of the Committee with respect to the request; and

ii.
In the event that the President of PPM has requested a directorship pursuant to these Procedures, such request shall also be approved by the President’s direct supervisor within the UK Parent organization.

D.	The decision of the Conflicts Committee will be communicated to the Compliance Department, who will in turn notify the Employee in writing of the decision regarding the request.

2.
Once the Employee becomes a member of the Board of the Company, Compliance immediately shall, as it deems appropriate after consideration of all the factors, place the names of all public securities issued by the Company on the Firmwide Restricted List,

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-D- 2-	Appendix D

Private Restricted List, Debt Restructuring Restricted List or Credit Analysis Restricted List.

3.
Only in certain situations will PPM consider lifting the trading restriction to permit an applicable Employee to effect a transaction on behalf of a client.  Requests for an exemption must be submitted in writing to Compliance.   Prior to granting a waiver to any restricted list to permit trading in a security included on that list by reason of this policy, Compliance will perform the following "due diligence" steps:

•	Determine whether the proposed transaction complies with the Company’s Insider Trading policy and procedures.

•	Contact the Company representative to determine whether the Employee serving as Director to the Company is aware of any material, non-public information related to the Company.

•
Discuss directly with the Employee who is serving as a Director to the Company and the investment manager(s) proposing the trade on behalf of a client account or the Employee requesting to trade for his/her personal account whether such individual(s) is aware of any information related to the Company.

•	Determine the current state of publicly available information concerning the Company.

•	Maintain a record of the due diligence that was performed as a basis for allowing or disallowing the transaction.

4.
Upon concluding that it is appropriate to grant a waiver from the trading restriction, Compliance will generally include a window period in which to complete the transaction.  The window period will generally be no longer than two weeks but could be longer or shorter at the discretion of Compliance.   If, during the approved window during which a waiver is effective, the Employee who is serving as a Director to the Company or the investment manager(s) proposing the trade on behalf of a client account receives any information which is potentially material non-public information about the Company, such person shall be required to immediately inform Compliance about the receipt of such information, in which case, Compliance shall determine whether such information is material and non-public.  If Compliance determines that the information is material and non-public, the waiver shall immediately expire.

5.
No personal compensation or economic benefit for service as a Director may be accepted by the Employee serving as Director unless such compensation is approved by the Conflicts Committee.  Compensation which is provided directly to the account of the appropriate PPM client(s) may be accepted with the approval of Compliance.  The Employee serving as a Director may accept remuneration for reasonable travel costs incurred as part of performing his/her duties as a Director and may accept and/or participate in entertainment provided by the Company, so long as such entertainment is

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-D- 3-	Appendix D

provided to all of the other Directors of the Company or is provided in the ordinary course of the Company’s business.

6.
Absent material non-public information, the Company’s securities will be removed from the applicable PPM restricted list at the end of the calendar quarter next following the resignation or removal of the Employee from the Board of the Company.

7.
Compliance shall maintain a confidential “watch” list of the securities placed on any PPM restricted list by reason of this policy and shall monitor trading by employees whose trading is not subject to the restricted lists noted in Section 2 above, whether for personal accounts or on behalf of PPM clients, as Compliance deems appropriate to carry out the policy and purpose of the Code.

8.
A violation of these compliance procedures may result in removal from the Company’s Board and/or other sanctions described in PPM’s Policy and Procedures Regarding Inside Information and Chinese Walls.

PRIVATE COMPANIES

The Employee must also seek approval from Compliance before he/she can serve on the board of directors (or equivalent body) of a company that is not a Public Company.  Compliance may approve Board service with companies whose business does not present any material conflict of interest with PPM or its clients  (for example, homeowners associations, charitable organizations, etc. where the Employee will not be serving on a committee or advisory board that will make investment decisions for the company, select investment managers for the company, or review investment decisions made by others for such company or in another similar capacity).   Similarly, Compliance may approve Board service with companies in which PPM clients are unlikely to invest.  Review by the Management Committee or the Conflicts Committee is not required for such Board or equivalent positions unless Compliance requests either Committee’s review.

1.
In such circumstances, the Employee must notify Compliance by completing the form attached as Exhibit A to this Appendix D (only to the extent that such information is available and applicable), and submit the completed form to Compliance for review and approval;

2.	Compliance shall review the request for any current or potential conflicts of interest presented by the Employee’s request; and

3.	The Compliance Department will notify the Employee in writing of its decision regarding the request.

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- 1 -	Appendix A

Outside Directorship Approval Form

Pursuant to Section I(E) of the Code of Ethics and Conduct (the “Code”) of PPM America, Inc. (“PPMA”), PPM Holdings, Inc. and PPM Finance, Inc. (collectively, “PPM”), Employees as defined under the Code are generally prohibited from serving as a director (or equivalent) of any company (“Company”) with a class of publicly-held debt or equity securities, or any other Company that will be issuing public securities within the next three month period (a “Public Company”).

For Public Companies.  However, Employees may serve as a director of a Public Company in accordance with the Compliance Procedures for Employees to Serve on the Board of Directors of a Public or Private Company set forth in Appendix D of the Code (the “Procedures”).

For Private Companies and Other Similar Positions.  In addition, Employees serving as a director or holding a similar position with certain other Companies which are not Public Companies (“Private Companies”) are required to use this Form to provide the same information, for any external directorship (or equivalent) and for compliance and risk-related reporting.  To the extent applicable, this information will also be used for the approval process.  This information will be maintained use in the event that a Private Company becomes public or there is any other legal, compliance or potential conflict issue that may arise from any such position. This applies to external (i.e. not affiliated with Prudential plc) Private Companies or organizations, such as nonprofit companies in which the Employee will be serving on a committee or advisory board that will make investment decisions for such Company, select investment managers for such Company, review investment decisions made by others for such Company.   This also applies to other capacities in which an employee may serve at the request of (or for the benefit of) PPM or a client, where legal, compliance and conflict issues should reasonably be considered in advance of taking on such position.  If you are unsure as to whether or not this needs to be completed, please contact Lori Seegers, Wes Wetherell or Tom Barrus prior to taking on any such position.

Note: Capitalized terms not otherwise defined in this Exhibit have the meanings ascribed to them in the Code.

The Procedures require that an Employee seeking to serve as a director of a Company must receive prior written approval from (i) management of PPM before he/she can serve on the Board of Directors of a Public Company and, (ii) the Compliance Department for other Companies, except that no approval is required for Companies whose business does not present any conflict of interest with PPMA or its clients, or potential for investment by PPMA on behalf of its clients (for example homeowners associations, charitable organizations, etc.).    In order to facilitate the process of reviewing a request to serve as a director of a Company, please provide the following information:

Part I.  General Company Information (to be completed by the Employee)
Note:  All questions below must be completed with respect to Public Company Directorships.  For directorships of Private Companies, all applicable information should be provided.

1)	State the full name and address of the Company in which you seek to become a director:

2)
State the name and phone number of the Company’s in-house counsel or other Company representative primarily responsible for administering the Company’s Insider Trading policy and procedures and administering such Company’s directorship related indemnification and insurance coverage:

3)
Describe (to the best of your knowledge) any current or anticipated conflicts of interest between the Company and PPM or any of their respective affiliates.  If you believe there are none, please so indicate and state the reason why:

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- 2 -	Appendix A

4)	State the date in which your proposed term as director is expected to become effective and the length of the term to which you may be elected:

5)
Will you be serving on a committee or advisory board that will make investment decisions for the Company, select investment managers for the Company, review investment decisions made by others for the Company or in anther similar capacity?

6)	Describe any compensation or economic benefit to be paid in connection with your service as a director. State to whom do you anticipate such compensation to be paid:

7)
Describe any remuneration for travel costs and/or participation in entertainment to be provided by the Company other than any that will be (i) incurred as part of your performing your duties as a director, (ii) provided to all other directors of the Company or (iii) provided in the ordinary course of the Company’s business:

8)	Does this Company have public securities outstanding? _____ Yes _____ No (If not, continue to item 9)

If so, please provide the security type(s) and ticker(s):  ____________________________________________________

In addition, a copy of the Company’s Insider Trading policy and procedures applicable to Company insiders, including information relating to restrictions on trading by insiders of the Company and any “window period” during which trading by Company insiders is permitted must be provided herewith.

9)
Please confirm that all filings pursuant to applicable securities or other laws (such as Forms 3, 4 and 5 under the Securities Exchange Act of 1934, as amended) will be made by the Company’s counsel and that copies will be provided to the Compliance Department on an ongoing basis.

10)	Please obtain and provide to Compliance copies of the Company’s provisions for indemnification and insurance coverage applicable to such directorship.

EMPLOYEE CERTIFICATION (All Companies)

I certify that the above information is accurate to the best of my knowledge.  I also certify that I will promptly report any changes in the foregoing information as soon as practical, upon my receipt thereof, to Compliance.

Name	Title	Department

Signature	Date

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- 3 -	Appendix A

Part II:  Holdings in the Company (to be completed by Compliance) (All Companies)

Does any account managed by PPM hold securities or other debt of the Company?  _________ If yes, describe below.

Indicate the appropriate Restricted List, if any, for this circumstance based on consideration of applicable factors including the Employee’s position at PPM, the nature of the investments in securities or other debt of the Company which may be held by any client account, and the appropriate level of monitoring of trading activity based on PPMA’s Inside Information Policy.

____Firmwide List

____Other List  (indicate which list)   ____________________

____No List

State whether any apparent conflict with the Code was found.   ___Yes   ___No

Name	Title	Date

Part III: Review By Management Committee (Public Company Directorships Only)

Following the completion of Parts I and II above, this Form shall be circulated to the members of the Management Committee by email for review and comment as to any potential conflicts apparent to the members of the Management Committee resulting from such directorship.

Part IV:  Approval of Conflicts Committee (Public Company Directorships Only and to the extent requested by PPM Legal for certain other positions)

Following the completion of Parts I, II and III above, this Form, together with responses received from the Management Committee, shall be circulated to the members of the Conflicts Committee for approval or denial.

The Compliance Department shall retain in its files a copy of this request and related information, including (to the extent applicable) responses from the Management Committee and the determination of the Conflicts Committee.

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- 1 -	Appendix E

PPM HOLDINGS, INC.
PPM AMERICA, INC.
PPM FINANCE, INC.

CODE OF ETHICS AND CONDUCT

REQUEST FOR EXCEPTION

Section I.F. of the Code of Ethics and Conduct of PPM Holdings, Inc. PPM America, Inc. and PPM Finance, Inc. (the “Code”) permits Compliance to grant exceptions to the requirements of the Code (an “Exception”) under limited circumstances.  Please note: capitalized terms not otherwise defined in this Appendix have the meanings ascribed to them in the Code.  In order to facilitate the process of reviewing any request for an Exception to the Code, please provide the following information:

Part I.  Request and Related Facts (to be completed by the party requesting the Exception)

1.	State the provision of the Code for which an Exception is requested:

2.
Describe below (or attach hereto) the proposed Exception, together with any relevant factors you are aware of relating to the proposal.  In particular, please describe any circumstance or factor in which the proposed Exception may result in a breach of the duties owed to PPM’s clients by either any individual or PPM (if none, please indicate accordingly):

Requested for approval:

I certify that I have read and understand the section(s) of the Code that would otherwise restrict the proposed Exception listed above and to the best of my knowledge I believe that the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to PPM clients by me, any individual at PPM or PPM.

Name	Title	Date

Approved by (Group Head)

Name	Title	Date

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- 2 -	Appendix E

Part II:  Legal/Regulatory Due Diligence (to be completed by the Legal/Compliance Department)

Discuss briefly below, or attach hereto, any Legal, Compliance or Regulatory concerns relating to the proposed Exception, including any qualifications with respect to your recommendation:

Recommended for approval:

_____     Yes

_____     No

Name	Title	Date

Part VI:  Determination of Compliance (to be completed by the Chief Compliance Officer or his designee)

Compliance shall review the foregoing information to determine whether the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to clients by either the individuals listed or PPM.  In light thereof and upon review of the foregoing, the proposed Exception is:

_____     Approved*

_____     Not Approved

Name	Title	Date

*Any qualifications to such approval are set forth below:

The Compliance Department shall retain in its files a copy of this Request and any related information.

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